Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 30, 2023 (which includes an explanatory paragraph relating to 7GC & Co. Holdings Inc.’s ability to continue as a going concern) relating to the consolidated financial statements of 7GC & Co. Holdings Inc., which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 28, 2023